Exhibit 99.2

Ross Ayotte	Ken Rizvi
Corporate Marketing	Investor Relations
ON Semiconductor	ON Semiconductor
(602) 244-5978	(602) 244-3437
ross.ayotte@onsemi.com	ken.rizvi@onsemi.com

ON Semiconductor Announces Pricing of Common Stock

PHOENIX, Ariz. – April 6, 2006 – ON Semiconductor Corporation (Nasdaq: ONNN) today announced that it has priced a common stock offering of 10.5 million shares offered by the Company at a public offering price of $7.00 per share. The net proceeds to ON Semiconductor will be approximately $71 million. These securities will be issued under ON Semiconductor’s existing shelf registration statement on file with the Securities and Exchange Commission. The common stock is expected to be issued on Wednesday, April 12, 2006, subject to customary closing conditions.

In connection with the offering, ON Semiconductor granted the underwriter an option for a period of 30 days from the initial offering to purchase up to an additional 1.1 million shares of common stock to cover over-allotments, if any. ON Semiconductor plans to use the net proceeds from the offering to pay a portion of the purchase price for LSI Logic Corporation’s Gresham, Oregon wafer fabrication facility.

Morgan Stanley & Co. Incorporated is acting as sole underwriter for this offering. Copies of the prospectus related to the common stock offering may be obtained from Morgan Stanley & Co. Incorporated, Prospectus Department, 180 Varick Street, New York, NY 10014 (telephone no. 212-761-6775).

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such jurisdiction. The common stock offering may be made only by means of a prospectus and related prospectus supplement, copies of which may be obtained by contacting Morgan Stanley as indicated in this news release.

About ON Semiconductor

With its global logistics network and portfolio of power semiconductor devices, ON Semiconductor (Nasdaq: ONNN) is a supplier of power solutions to engineers, purchasing professionals, distributors and contract manufacturers in the computer, cell phone, portable devices, automotive and industrial markets. For more information, please visit ON Semiconductor’s website at http://www.onsemi.com.

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ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its website in this news release, such information on the website is not to be incorporated herein.

This news release includes “forward-looking statements” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are often characterized by the use of words such as “believes,” “expects,” “estimates,” “projects,” “may,” “will,” “intends,” “plans,” or “anticipates,” or by discussions of strategy, plans or intentions. In this news release, forward-looking information relates to the potential use of net proceeds and similar matters. All forward-looking statements in this news release are made based on management’s current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, the cyclical nature of the semiconductor industry, changes in demand for our products, changes in inventories at our customers and distributors, technological and product development risks, availability of raw materials, competitors’ actions, pricing and gross margin pressures, loss of key customers, order cancellations or reduced bookings, changes in manufacturing yields, control of costs and expenses, significant litigation, risks associated with acquisitions and dispositions, risks associated with our substantial leverage and restrictive covenants in our debt agreements, risks associated with our international operations, the threat or occurrence of international armed conflict and terrorist activities both in the United States and internationally, risks and costs associated with increased and new regulation of corporate governance and disclosure standards (including pursuant to Section 404 of the Sarbanes-Oxley Act of 2002), and risks involving environmental or other governmental regulation. Additional factors that could affect the company’s future operating results are in Item 1A Risk Factors of our Form 10-K for the year ended December 31, 2005 and other factors are described from time to time in our SEC filings. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.